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                                                                EXHIBIT 11.1
                            FSI INTERNATIONAL, INC.
                     COMPUTATION OF INCOME PER COMMON SHARE

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
                                          QUARTER ENDED:     QUARTER ENDED:
                                       ----------------------------------------
                                           NOV 29, 1997       NOV 30, 1996
                                       ----------------------------------------
PRIMARY:
AVERAGES SHARES OUTSTANDING                  22,614,865         22,363,331
NET EFFECT OF DILUTIVE STOCK OPTIONS
AND WARRANTS -- BASED ON THE TREASURY
STOCK METHOD                                  1,142,346            651,152
                                            -----------        -----------
TOTAL                                        23,757,211         23,014,483
                                            ===========        ===========
NET INCOME                                  $ 1,885,337        $ 4,040,924
                                            ===========        ===========
PRIMARY PER SHARE AMOUNTS                   $      0.08        $      0.18
                                            ===========        ===========
FULLY DILUTED:
AVERAGE SHARES OUTSTANDING                   22,614,865         22,363,331
NET EFFECT OF DILUTIVE STOCK OPTIONS
AND WARRANTS -- BASED ON THE TREASURY
STOCK METHOD                                    912,125            822,153
                                            -----------        -----------
TOTAL                                        23,526,990         23,185,484
                                            ===========        ===========
NET INCOME                                  $ 1,885,337        $ 4,040,924
                                            ===========        ===========
FULLY DILUTED PER SHARE AMOUNTS             $      0.08        $      0.17
                                            ===========        ===========

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